SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 28, 1999
                                                         -----------------

                              NIAGARA BANCORP, INC.
            ---------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

           Delaware                  0-23975                       16-1545669
----------------------------   ---------------------          ------------------
(State or Other Jurisdiction   (Commission File No.)          (I.R.S. Employer
      of Incorporation)                                      Identification No.)


6950 South Transit Road, P.O. Box 514, Lockport, New York             14095-0514
---------------------------------------------------------             ----------
(Address of Principal Executive Offices)                              (Zip Code)

Registrant's telephone number, including area code:  (716) 625-7500
                                                     --------------



                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)



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Items 1, 2, 3, 4 and 6:             Not Applicable

Item 5.      Other Events
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     Niagara Bancorp,  Inc. (the "Registrant" or "Niagara  Bancorp") and Niagara
Merger Corp, a wholly-owned subsidiary of Niagara Bancorp ("Merger Corp"), entered into an Agreement and Plan of Merger (the "Agreement') with CNY Financial Corporation ("CNYF") as of December 28, 1999. CNYF is the holding company for Cortland Savings Bank. As of September 30, 1999, CNYF had total assets of $296.3 million and total deposits of $196.4 million. Under the terms of the Agreement, CNYF will be merged into the Merger Corp, all shares and outstanding stock options of CNYF will be cancelled, and Niagara Bancorp will pay $18.75 per share in cash for each of the 4,568,385 outstanding shares.
Niagara Bancorp will also pay the difference of $18.75 and $12.03 (weighted average exercise price) for 340,690 outstanding stock options. As a result of the merger, Cortland Savings Bank will operate as a wholly-owned subsidiary of Niagara Bancorp. The aggregate purchase price for CNYF is approximately $87.9 million. The transaction will be accounted for using the purchase method.

     A copy of the Agreement and Plan of Merger was previously filed as an exhibit to the Form 8-K filed with the Securities and Exchange Commission by CNYF on January 6, 2000.

Item 7.    Financial Statements, Pro Forma Financial Information, and Exhibits
           -------------------------------------------------------------------

         None.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                        NIAGARA BANCORP, INC.



DATE: January 11, 2000         By:      /s/ William E. Swan
                                        ----------------------------------------
                                        William E. Swan
                                        President and Chief Executive Officer




































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                                  EXHIBIT INDEX

The following Exhibits are filed as part of this report:

         None
         ----